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Exhibit 4.5

Lock-Up Agreement With Lawrence Seiler

LOCK-UP AGREEMENT

    THIS LOCK-UP AGREEMENT ("Agreement") is made and entered as of the  day of            , 1999 by and between View Systems, Inc., a Florida corporation (the "Company"), and Lawrence Seiler (the "Investor").

INTRODUCTORY STATEMENT

    Pursuant to that certain Agreement and Plan of Merger, dated as of      (the "Merger Agreement"), among the Company, ET Acquisition, Inc., a Maryland corporation and a wholly-owned subsidiary of the Company ("Sub"), Eastern Technology Manufacturing Corporation, a Maryland corporation ("Eastern Tech"), and the Investor, Sub will be merged with and into Eastern Tech, with Eastern Tech continuing as the surviving corporation (the "Merger"). Pursuant to the Merger Agreement, the Investor will receive 250,000 shares of the Company's common stock, par value $.001 per share (the "Common Shares"), as consideration for the Merger. It is a condition of the Merger Agreement that the Investor enter into this Agreement with the Company.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

    Section I.  DEFINITIONS.

    "AGREEMENT" is defined in the Preamble to this Agreement.

    "COMMON SHARES" is defined in the Introductory Statement to this Agreement.

    "COMPANY" is defined in the Preamble to this Agreement.

    "EFFECTIVE DATE" is defined in Section 3 hereof.

    "HOLDER" means any Person owning or who has the right to acquire Lock-Up Shares whether or not such acquisition has actually been effected.

    "INVESTOR" is defined in the Preamble to this Agreement and in Section 2.2.

    "LOCK-UP PERIOD" is defined in Section 2.1.

    "LOCK-UP SHARES" means the Common Shares owned by the Investor as of the date of this Agreement and any Common Shares issued or issuable with respect to such Common Shares by way of replacement, share dividend, share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

    "PERMITTED TRANSFERS" is defined in Section 2.2.

    "PERSON" means an individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, group and government or any department or agency thereof.

    "PRINCIPAL TRADING MARKET" means the stock exchange or other principal trading market on which the Common Shares trade.

    "TRADING REPORTS" means the authoritative reports of daily trading volume with respect to the Common Shares as issued by the Principal Trading Market.

    "TRANSFER" is defined in Section 2.1

    Section 2. RESTRICTIONS ON TRANSFER OF LOCK-UP SHARES.

    2.1.  LOCK-UP PERIOD.  Without the express prior written consent of the Company, the Investor agrees that, except as set forth in Sections 2.2 and 2.3, he will not, directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of (or announce any offer, sale, contract of sale or other disposition of) ("Transfer") any Lock-Up Shares for a period of three years following the Effective Date (the "Lock-Up Period").

    2.2.  PERMITTED TRANSFERS.  The restrictions contained in Section 2.1 will not apply with respect to any of the following transactions (each a "Permitted Transfer"), provided the conditions set forth below in this Section 2.2 are satisfied:

      2.2.1.  The Investor who is a natural person may Transfer Lock-Up Shares to (a) his spouse, children, siblings, parents or other descendants or to any personal trust in which such family members or such Investor retain the entire beneficial interest or to any charitable trust in which such family members or such Investor has some beneficial interest or (b) one or more entities that are wholly owned and controlled, legally and beneficially, by such Investor.

      2.2.2.  The Investor who is a natural person may Transfer Lock-Up Shares on his death to such Investor's estate, administrator or personal representative or to such Investor's beneficiaries, including charitable beneficiaries, pursuant to a devise or bequest or by the laws of descent and distribution.

      2.2.3.  The Investor who is a natural person may Transfer Lock-Up Shares either as a bona fide inter vivos gift or bequest to any charity, to any public or private charitable foundation, or to a trust for the benefit of charity such as a charitable remainder or lead trust.

      2.2.4.  The Investor may Transfer Lock-Up Shares pursuant to a pledge, grant of security interest or other encumbrance effected in a bona fide transaction with an unrelated and unaffiliated institutional lender provided that the Company, in its sole discretion, shall have consented in writing to such Transfer.

A Transfer will qualify as a Permitted Transfer provided the following conditions are met: (a) the Lock-Up Shares subject to such Transfer remain subject to this Agreement; and (b) the transferee (and any pledgee or other Person acquires Common Shares upon foreclosure thereof) executes and delivers to the Company a counterpart of this Agreement, whereby such transferee shall be deemed to be an Investor for purposes of this Agreement.

    2.3.  LIMITED PERMITTED TRANSFERS.

      2.3.1.  In addition to the foregoing, during the Lock-Up Period the Investor will be permitted to sell in the public market up to 50,000 Lock-Up Shares per calendar quarter, provided the Lock-Up Shares have become free-trading within the meaning of Rule 144 of the Securities Act of 1933, as amended.

      2.3.2.  Any sale of Lock-Up Shares pursuant to this Section 2.3 shall not be the opening transaction in the Common Shares on the Principal Trading Market, and shall not be executed during the one-half hour after the scheduled opening or 15 minutes before the scheduled close of trading on the Principal Trading Market. In no event shall the sale of any of the Lock-Up Shares be effected at a price below the lowest independent bid on the Principal Trading Market.

      2.3.3.  All sales of Lock-Up Shares pursuant to this Section 2.3 shall be transacted by or through one broker-dealer selected by the Investor that is reasonably acceptable to the Company.

      2.3.4.  In the event the outstanding Common Shares are changed into or exchanged for a different number or kind of securities of the Company or of another entity by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination of equity, or dividends payable in equity, the 50,000 Lock-Up Share limitations set forth in subsection 2.3.1, above, shall be adjusted proportionately to reflect an amount as nearly equivalent as may be practicable.

    2.4.  RIGHTS OF SUBSEQUENT HOLDER.  Subject to the foregoing restrictions, the Company and the Investor hereby agree that any subsequent Holder of Lock-Up Shares shall be entitled to all benefits hereunder as a Holder of such securities.

    2.5.  LEGEND.  Each certificate representing the Lock-Up Shares shall bear a legend substantially in the following form:

  THE SHARES REPRESENTED BY THIS CERTIFICATE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, SUCH SHARES ARE SUBJECT TO THE TERMS OF A LOCK-UP AGREEMENT WITH THE COMPANY DATED      , 1999 AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

    Section 3.  EFFECTIVE DATE.  This Agreement shall be effective from and after the date of Closing under (and as defined in) the Merger Agreement. Prior to the Effective Date, no party shall take any action to circumvent this Agreement or to prevent this Agreement from having or taking effect.

    Section 4.  MISCELLANEOUS.

    4.1.  NOTICES.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day following being faxed or sent to the recipient by reputable overnight courier service (charges prepaid), or three days following being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, if addressed to the Investor at the address indicated on the records of the Company and to the Company at its principal office, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

    4.2.  REMEDIES.  Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

    4.3.  AMENDMENTS AND WAIVERS.  The provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Investor.

    4.4.  SUCCESSORS AND ASSIGNS.  Subject to Section 2, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made but subject in any case to Section 2, the provisions of this Agreement which are for the benefit of purchasers or Holders of Lock-Up Shares are also for the benefit of, and enforceable by, any subsequent Holder of such securities.

    4.5.  SEVERABILITY.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

    4.6.  DESCRIPTIVE HEADINGS.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    4.7.  GOVERNING LAW.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

    4.8.  COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, all of which, taken together, will constitute one and the same Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY	THE INVESTOR
View Systems, Inc.	Lawrence Seiler
By:	By:
Name:	Name:
Title:	Title:

ADDENDUM TO LOCK-UP AGREEMENT

    THIS ADDENDUM TO LOCK-UP AGREEMENT ("Agreement") is made and entered as of the  day of December, 1999 by and between View Systems, Inc., a Florida corporation (the "Company"), and Serafina Seiler (the "Investor").

INTRODUCTORY STATEMENT

    Pursuant to that certain Agreement and Plan of Merger, dated as of May 25, 1999 (the "Merger Agreement"), among the Company, ET Acquisition, Inc., a Maryland corporation and a wholly-owned subsidiary of the Company ("Sub"), Eastern Technology Manufacturing Corporation, a Maryland corporation ("Eastern Tech"), and the Investor, Sub was merged with and into Eastern Tech, with Eastern Tech continuing as the surviving corporation (the "Merger"). Pursuant to the Merger Agreement, Larry Seiler received 250,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), as consideration for the Merger. As a condition of the Merger Agreement, Larry Seiler entered into the Lock-Up Agreement attached hereto. Larry Seiler desires to transfer some of his 250,000 shares of the Company's common stock to the Investor pursuant to paragraph 2.2.1 of the Lock-Up Agreement. Investor agrees to be bound by the Lock-Up Agreement in the same manner as Larry Seiler and to take the Common Shares subject to all of the terms and conditions of the Lock-Up Agreement.

    NOW, THEREFORE, the parties agree as follows:

    1.  The Investor agrees to be bound by all of the terms, covenants and conditions of the attached Lock-Up Agreement, in the same manner and to the same extent as Larry Seiler. Investor agrees that he/she takes these shares subject to the restrictions set out in the attached Lock-Up Agreement. Thus, any transfer in violation of the Lock-Up Agreement will be null and void and of no force and effect.

    2.  Investor represents and warrants that these shares are being acquired for investment only, and not with a view to resale or distribution. Further, Investor acknowledges that he/she has had full access to all public filings of the Company, has had an opportunity to ask questions, and is relying on Lawrence Seiler to provide he/she with advice and assistance in purchasing these shares. Investor further represents and warrants that he/she is sophisticated in business and can afford to lose all monies invested to acquire these shares and that this investment is risky.

    3.  Investor acknowledges that the share certificates acquired will be imprinted with a LEGEND. Each certificate representing the Lock-Up Shares shall bear a legend substantially in the following form:

  THE SHARES REPRESENTED BY THIS CERTIFICATE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, SUCH SHARES ARE SUBJECT TO THE TERMS OF A LOCK-UP AGREEMENT WITH THE COMPANY DATED MAY 25, 1999 AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY	THE INVESTOR
View Systems, Inc.	Serafina Seiler
By: Name: Title:	By: Name: Title:

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Exhibit 4.5